Page 1 of 13 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   SCHEDULE 13G

                     Under the Securities exchange Act of 1934

                             ()*

                               OWENS ILL INC
             -----------------------------------------------------
                                (NAME OF ISSUER)

                                COM NEW
             -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   690768403
             -----------------------------------------------------
                                (CUSIP NUMBER)

                                   October 31, 2000
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      X  Rule 13d-1(b)
         Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

     CUSIP NO. 690768403          13G                        Page 2 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  10,183,775
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                2,257,576
   October 31, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             20,293,615
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       20,293,615
     (Not to be construed as an admission of beneficial ownership)

     (On October 2, 2000, Alliance Capital Management L.P. ("Alliance") acquired beneficial ownership of 20,022,392 shares through its acquisition of the investment advisory assets of Sanford C. Bernstein & Co., Inc. ("Bernstein"), formerly a federally registered investment adviser.
     Pursuant to this acquisition, Bernstein assigned its investment management agreements to Alliance. Contact names and numbers for those persons formally with Bernstein remain the same as part of Alliance.)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           13.9%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 690768403          13G                             Page 3 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  10,183,775
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                2,257,576
   October 31, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             20,293,615
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       20,293,615
     (Not to be construed as an admission of beneficial ownership)

     (On October 2, 2000, Alliance Capital Management L.P. ("Alliance") acquired beneficial ownership of 20,022,392 shares through its acquisition of the investment advisory assets of Sanford C. Bernstein & Co., Inc. ("Bernstein"), formerly a federally registered investment adviser.
     Pursuant to this acquisition, Bernstein assigned its investment management agreements to Alliance. Contact names and numbers for those persons formally with Bernstein remain the same as part of Alliance.)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           13.9%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 690768403          13G                        Page 4 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Conseil Vie Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  10,183,775
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                2,257,576
   October 31, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             20,293,615
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       20,293,615
     (Not to be construed as an admission of beneficial ownership)

     (On October 2, 2000, Alliance Capital Management L.P. ("Alliance") acquired beneficial ownership of 20,022,392 shares through its acquisition of the investment advisory assets of Sanford C. Bernstein & Co., Inc. ("Bernstein"), formerly a federally registered investment adviser.
     Pursuant to this acquisition, Bernstein assigned its investment management agreements to Alliance. Contact names and numbers for those persons formally with Bernstein remain the same as part of Alliance.)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           13.9%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 690768403          13G                        Page 5 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  10,183,775
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                2,257,576
   October 31, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             20,293,615
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       20,293,615
     (Not to be construed as an admission of beneficial ownership)

     (On October 2, 2000, Alliance Capital Management L.P. ("Alliance") acquired beneficial ownership of 20,022,392 shares through its acquisition of the investment advisory assets of Sanford C. Bernstein & Co., Inc. ("Bernstein"), formerly a federally registered investment adviser.
     Pursuant to this acquisition, Bernstein assigned its investment management agreements to Alliance. Contact names and numbers for those persons formally with Bernstein remain the same as part of Alliance.)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           13.9%

 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 690768403          13G                        Page 6 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  10,183,775
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                2,257,576
   October 31, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             20,293,615
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       20,293,615
     (Not to be construed as an admission of beneficial ownership)

     (On October 2, 2000, Alliance Capital Management L.P. ("Alliance") acquired beneficial ownership of 20,022,392 shares through its acquisition of the investment advisory assets of Sanford C. Bernstein & Co., Inc. ("Bernstein"), formerly a federally registered investment adviser.
     Pursuant to this acquisition, Bernstein assigned its investment management agreements to Alliance. Contact names and numbers for those persons formally with Bernstein remain the same as part of Alliance.)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           13.9%
 12. TYPE OF REPORTING PERSON *
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 690768403          13G                             Page 7 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.   13-3623351

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  10,183,775
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                2,257,576
   October 31, 2000
       BY EACH          7.  SOLE DISPOSITIVE POWER             20,293,615
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       20,293,615
     (Not to be construed as an admission of beneficial ownership)

     (On October 2, 2000, Alliance Capital Management L.P. ("Alliance") acquired beneficial ownership of 20,022,392 shares through its acquisition of the investment advisory assets of Sanford C. Bernstein & Co., Inc. ("Bernstein"), formerly a federally registered investment adviser.
     Pursuant to this acquisition, Bernstein assigned its investment management agreements to Alliance. Contact names and numbers for those persons formally with Bernstein remain the same as part of Alliance.)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           13.9%

 12. TYPE OF REPORTING PERSON *
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:                                  Page 8 of 13 Pages
          OWENS ILL INC

Item 1(b) Address of Issuer's Principal Executive Offices:
          ONE SEAGATE
          Toledo, OH 43666

Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Conseil Vie Assurance Mutuelle,
          100-101 Terrasse Boieldieu
          92042 Paris La Defense France

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          21, rue de Chateaudun
          75009 Paris France

          AXA Courtage Assurance Mutuelle,
          26, rue Louis le Grand
          75002 Paris France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          9 Place Vendome
          75001 Paris France

          AXA Financial, Inc.
          1290 Avenue of the Americas
          New York, New York 10104

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                           Page 9 of 13 Pages
Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:
          COM NEW

Item 2(e) CUSIP Number:
          690768403

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

                                                           Page 10 of 13 Pages
Item 4. Ownership as of October 31, 2000:
       (a) Amount Beneficially Owned:

 20,293,615 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
The Mutuelles AXA, as a group                                           0
AXA                                                                     0
AXA Entity or Entities:

AXA Financial, Inc.                                                     0

Subsidiaries:

Alliance Capital Management L.P.
acquired solely for investment purposes on
behalf of client discretionary investment
advisory accounts:
    Common Stock                                  20,292,115   20,292,115
                                                  ----------
The Equitable Life Assurance Society of the United States
acquired solely for investment purposes.
    Common Stock                                       1,500        1,500
                                                  ----------  -----------
    Total                                                      20,293,615
                                                              ===========
Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G).

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.)

       (b) Percent of Class:                                      13.9%
                                                              ===========

                                                           Page 11 of 13 Pages

ITEM 4. Ownership as of 10/31/2000(CONT.)
       (c) Deemed Voting Power and Disposition Power:
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------
The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                              0             0             0             0
AXA Entity or Entities:
NONE

AXA Financial, Inc.              0             0             0             0

Subsidiaries:
------------
Alliance Capital
Management L.P.
                        10,182,275     2,257,576    20,292,115             0
The Equitable
Life Assurance
Society of the
United States
                             1,500             0         1,500             0
                      ------------  ------------  ------------  ------------
               TOTAL    10,183,775     2,257,576    20,293,615             0
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                           Page 12 of 13 Pages
Item 5. Ownership of Five Percent or Less of a Class:
    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )

Item 6. Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

        This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

   ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

   ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

   (X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Alliance Capital Management L.P.
         (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X) The Equitable Life Assurance Society of the United States (13-5570651), an insurance company, an investment adviser registered under Section 203 of the Investment Advisers
         Act of 1940.

                                                         Page 13 of 13 Pages

Item 8. Identification and Classification of Members of the Group.      N/A

Item 9.  Notice of Dissolution of Group:                                N/A

Item 10. Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: November 13, 2000                   AXA FINANCIAL, INC.*




                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
     Schedule 13G is filed on behalf of each of them.